UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2013

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Litigation Settlement

This filing on Form 8-K/A is being made for the purpose of (i) disclosing that the Company has entered into a Confidential Mutual Release and Settlement Agreement (the “Definitive Settlement Agreement”), effective December 30, 2013, with Varilease Finance, Inc. and CCA Financial, LLC (collectively, the “Lessors”); and (ii) filing as an exhibit the Settlement Term Sheet that the Company entered into on November 25, 2013 with the Lessors (the “Settlement Term Sheet”) and previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 27, 2013 (the “November 2013 Form 8-K”).

The Definitive Settlement Agreement and the Settlement Term Sheet both relate to the settlement of all claims between the Company and the Lessors from two companion lawsuits regarding disputes arising from an equipment lease as previously disclosed in the November 2013 Form 8-K.

Consistent with the Settlement Term Sheet, the Definitive Settlement Agreement provides that the Company will obtain title to all equipment under the equipment lease upon the payment to the Lessor of approximately $4.8 million over the next twelve months. In addition, under the Definitive Settlement Agreement the Company and the Lessors released each other from any and all claims related to the companion lawsuits, as well as dismissed such lawsuits.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits relating to Item 1.01 are furnished with this Form 8-K/A:

10.1 Settlement Term Sheet, dated November 25, 2013, by and among Unilife Medical Solutions Inc. and Unilife Corp. and Varilease Finance Inc. and CCA Financial LLC.

10.2 Confidential Mutual Release and Settlement Agreement, effective December 30, 2013, by and between Varilease Finance, Inc. and CCA Financial, LLC, on the one hand, and Unilife Medical Solutions, Inc. and Unilife Corporation, on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: January 6, 2014	By:	/s/ Alan Shortall
Alan Shortall
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Settlement Term Sheet, dated November 25, 2013, by and among Unilife Medical Solutions Inc. and Unilife Corp. and Varilease Finance Inc. and CCA Financial LLC.

10.2	Confidential Mutual Release and Settlement Agreement, effective December 30, 2013, by and between Varilease Finance, Inc. and CCA Financial, LLC, on the one hand, and Unilife Medical Solutions, Inc. and Unilife Corporation, on the other hand.